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            FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)--January 22, 2004. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $926,000 or $0.33 per diluted share for the quarter ended December 31, 2003. This represents an increase of over 8% compared to $852,000 or $0.34 per diluted share for the quarter ended December 31, 2002.

The increase in net income is attributed to increases in interest and noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $623,000 for the quarter ended December 31, 2003 as compared to the prior year. Interest income increased $695,000 when comparing the two periods while interest expense increased only $97,000. The provision for loan losses was virtually unchanged, decreasing by $25,000 to a total of $125,000 for the quarter ended December 31, 2003.

Noninterest income increased $120,000 as compared to the quarter ended December 31, 2002. Service charges on deposits accounted for $94,000 of this increase and commission income increased $43,000 while other sources of noninterest income decreased by $17,000.

Noninterest expense increased $657,000 during the quarter ended December 31, 2003 as compared to December 31, 2002. Compensation and benefits increased $365,000 when comparing the same two periods, primarily due to the addition of staff associated with the March 2003 acquisition of the two former Hometown National Bank locations and the May 2003 opening of the new office in Jeffersonville, Indiana. These three locations, which represent a 30% increase in the number of offices, were also the primary factors in the $153,000 increase in occupancy and equipment expense. Other operating expenses increased $140,000 when comparing the quarter ended December 31, 2003 to the same period in 2002. The primary causes were increases in charitable contributions, advertising and in losses on the sale of foreclosed assets.

For the year ended December 31, 2003, the Company reported net income of $3.5 million or $1.29 per diluted share compared to $3.2 million or $1.30 per diluted share for 2002.

Net interest income after provision for loan losses increased $2.0 million during 2003 as compared to 2002. Interest income increased $2.4 million while interest expense decreased $87,000. The provision for loan losses in 2003 was $725,000 compared to $305,000 during 2002, primarily due to the $2.0 million increase in nonaccrual loans.

Noninterest income increased $539,000 during 2003. Service charges on deposits accounted for $400,000 of that increase. Noninterest expense increased $2.2 million during 2003 as compared to 2002. Compensation and benefits accounted for $1.2 million and occupancy and equipment $530,000 of the increase. The additional personnel and offices were again the primary influence behind the increases. Other operating expenses increased $542,000 during 2003. Increases in advertising costs, telephone and office supply expenses contributed greatly to this additional expense.

Total assets grew from $308.6 million at December 31, 2002 to $409.1 million at December 31, 2003. At the time of the Hometown acquisition, Hometown National Bank had assets of $90.5 million, including gross loans receivable of $65.4 million, an allowance for loan losses of $1.1 million, nonaccrual loans of $518,000, foreclosed real estate of $80,000 and short-term investments totaling $18.2 million. Hometown deposits at the acquisition date totaled $84.7 million.

First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those


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expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)


                                                                      TWELVE MONTHS ENDED                     THREE MONTHS ENDED
                                                                          DECEMBER 31,                            DECEMBER 31,
OPERATING DATA                                                          2003          2002                   2003            2002
                                                                        ----          ----                   ----            ----
   (Dollars in thousands, except per share data)
Total interest income                                           $       21,302  $     18,912           $      5,450   $       4,755
Total interest expense                                                   8,715         8,802                    213           2,116
                                                               ---------------------------------      ------------------------------
Net interest income                                                     12,587        10,110                  3,237           2,639
Provision for loan losses                                                  725           305                    125             150
                                                               ---------------------------------      ------------------------------
Net interest income after provision for loan losses                     11,862         9,805                  3,112           2,489

Total non-interest income                                                2,276         1,737                    587             467
Total non-interest expense                                               8,735         6,531                  2,294           1,637
                                                               ---------------------------------      ------------------------------
Income before income taxes                                               5,403         5,011                  1,405           1,319
Income tax expense                                                       1,870         1,763                    479             467
                                                               ---------------------------------      ------------------------------
Net income                                                      $        3,533  $      3,248           $        926   $         852
                                                               =================================      ==============================
Net income per common share, basic                              $         1.30  $       1.31           $       0.33   $        0.34
                                                               =================================      ==============================
Weighted average common shares outstanding - basic                   2,708,356     2,475,938              2,772,941       2,479,659

Net income per common share, diluted                            $         1.29  $       1.30           $       0.33   $        0.34
                                                               =================================      ==============================
Weighted average common shares outstanding - diluted                 2,743,469     2,504,353              2,807,802       2,517,675


                                                DECEMBER 31,      DECEMBER 31,
BALANCE SHEET INFORMATION                         2003              2002
                                                  ----              ----

Cash and due from banks                      $   12,190         $     6,610
Interest bearing deposits with banks              1,371               6,044
Investment securities                            67,751              66,454
Gross loans                                     306,633             217,214
Allowance for loan losses                         2,433               1,218
Earning assets                                  376,416             291,210
Total assets                                    409,138             308,553
Deposits                                        302,468             216,202
FHLB debt                                        60,242              53,320
Stockholders' equity                             43,895              36,330
Non-performing assets:
   Nonaccrual loans                               2,637                 607
   Foreclosed real estate                           225                 102

________________________

Contact:

First Capital, Inc.
M. Chirs Frederick, 812-738-2198, ext. 234